Exhibit 4(a)(26)

THE COMPANIES LAW- 1999

A COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

VIRYANET LTD.

PRELIMINARY

1.	In these Articles, unless the context otherwise requires:

“these Articles” shall mean these Articles of Association of the Company as shall be amended from time to time;

“Auditors” shall mean the auditors of the Company, from time to time;

The “Board” shall mean the Company’s board of directors;

The “Company” shall mean ViryaNet Ltd.;

“Director” shall mean a director of the Company, form time to time;

“External Directors” shall mean directors appointed and serving in accordance with Sections 239 through 249 of the Law;

The “Law” shall mean the Companies Law, 5759-1999, as it may be amended from time to time, and any regulations promulgated thereunder;

“Deemed Liquidation” shall mean any transaction effecting a merger, consolidation or sale of all or substantially all of the Company’s assets, property, business or securities, other than a merger, consolidation or amalgamation in which the Company is the surviving entity or in which the shareholders of the Company immediately prior to such transaction hold more than 50% of the surviving entity.

“Month” shall mean a Gregorian month;

The “Office” shall mean the registered Office of the Company as it shall be from time to time;

“Office Holder” shall mean every director and every other person defined, under the Law as a “Nosei Misra,” including specified executive officers of the Company;

The “Ordinance” shall mean the Companies Ordinance [New Version] 1983, as amended, and any regulations promulgated thereunder, and those provisions of the Ordinance which are still in effect from time to time;

The “Preferred Shares Adjusted Issue Price” shall mean US$7.65.

The “Register” shall mean the Register of Shareholders that is to be kept pursuant to Section 127 of the Law or, if the Company shall keep branch registers, any such branch register, as the case may be;

A “Shareholder” shall mean any person or entity that is the owner of at least one share, or any fraction thereof, in the Company, as registered in the Register;

“Writing” shall mean handwriting, typewriting, facsimile, print, lithographic printing and any other mode or modes of presenting or reproducing words in visible form;

“Year” shall mean a Gregorian year.

In these Articles, subject to this Article and unless the context otherwise requires, expressions defined in the Law or any modification thereof in force at the date on which these Articles become binding on the Company, shall have the meaning so defined; and words importing the singular shall include the plural, and vice versa; words importing the masculine gender shall include the feminine; and words importing persons shall include companies, partnerships, associations and all other legal entities. The titles of the Articles or of a chapter containing a number of Articles are not part of the Article.

In the event that an Article has been added to these Articles which contradicts an original Article found in these Articles, the Articles added shall take precedence.

LIMITED LIABILITY AND COMPANY OBJECTIVES

2.	The Company is a public company as such term is defined in Section 1 of the Law. The liability of the Company’s shareholders is limited and accordingly each shareholder’s responsibility for the Company’s obligations shall be limited to the payment of the par value of the shares held by such shareholder, subject to the provisions of these Articles and the Law.

3.	The Company’s objectives are to carry on any business and do any act which are not prohibited by law. The Company may also make contributions of reasonable sums to worthy purposes even if such contributions are not made on the basis of business considerations.

CAPITAL

4.	The share capital of the Company shall consist of NIS 35,000,000 consisting of 6,600,000 Ordinary Shares (the “Ordinary Shares”), each having a nominal value of NIS 5.0 and 400,000 Preferred A Shares (the “Preferred Shares”), each having a nominal value of NIS 5.0. The powers, preferences, rights, restrictions, and other matters relating to the Ordinary Shares are as set forth in the following Articles. Warrants and options shall not be considered as shares for purposes of these Articles. The Ordinary Shares all rank pari passu in all respects except as set forth in the warrant itself.

The rights attached to the Preferred Shares shall be exactly the same rights attached to the Ordinary Shares of the Company, except for the Preferred Shares Liquidation Preference set forth in Article 131 below. In these Articles, unless the context specifically requires otherwise, any reference to Ordinary Shares shall include the Preferred Shares as an integral part of such class of shares. The Preferred Shares shall for all intents and purposes, except as specifically set forth in these Articles, be deemed part of the class of Ordinary Shares, and shall vote on all matters together with the Ordinary Shares of the Company as a single class (including for the purpose of Section 20(c) of the Companies Law).

4A	Conversion of Preferred Shares

(a)	Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into Ordinary Shares on a one-to-one basis (i.e. one Ordinary Share for one Preferred Share). In the event that any adjustment is made in the Company’s Ordinary Shares (by way of stock split, stock dividend, recapitalization or any other event), then the Preferred Shares shall be treated and effected similarly (i.e. the same adjustments) such that each Preferred Share shall always be convertible into one Ordinary Share.

(b)	Each Preferred Share shall automatically be converted into one Ordinary Share upon the closing of a Deemed Liquidation. In the event of such automatic conversion, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Deemed Liquidation.

(c)	Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares and to be registered as the owner thereof in the Register, the holder shall give written notice to the Company that the holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Article 4A(b) above, the outstanding Preferred Shares shall be converted automatically without any further action by the holders of such shares. Any conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of notice by the Company of such conversion, or in the case of automatic conversion, then on the date of closing of a Deemed Liquidation, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.

5.	Subject to the Law and these Articles and to the terms of any resolution creating new shares, the unissued shares from time to time shall be under the control of the Board which may, subject as aforesaid, allot the same to such persons, against cash, or for such other considerations which is not cash, with such restrictions and conditions, in excess of their nominal value, or at their nominal value, or at a discount to their nominal value, and at such times as the Board shall deem appropriate. Subject as aforesaid, the Board shall have the power to cause the Company to grant to any person the option to acquire from the Company any unissued shares or issue to any person other securities convertible or exercisable to or rights to acquire shares or other securities of the Company, and on such terms as the Board shall deem appropriate.

6.	The Board shall have the power, to the extent permitted under the Law and these Articles, to cause the Company to purchase shares of the Company during such period, for such consideration and on such terms as the Board shall deem fit.

7.	The Company shall not issue bearer shares or exchange a share certificate for a bearer share certificate.

8.	Subject to the Law and these Articles, and without prejudice to any special rights previously conferred upon the holders of any existing shares or class of shares, the Company may, from time to time, create shares with such preferential, deferred, qualified or other special rights, privileges, restrictions or conditions, whether in regard to dividend, voting, repayment of capital of otherwise as may be stipulated in the resolution or other instrument authorizing such new shares.

9.	The Company shall have the power to issue redeemable shares and redeem the same all in accordance with, and subject to, the provisions of the Law.

SHAREHOLDERS

10.	If two or more persons are registered in the Register as joint holders of a share, they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorney and furnishing of notices, the one registered first in the Registers shall be deemed to be the sole owner of the share, unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share, unless registered, subject to the provisions of Article 68 hereof.

If two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other monies or property due with respect to the share to one or more of the joint holders, as it shall choose.

11.	Except upon court order so directing, the Company shall not recognize the holder of a share as a trustee, and shall not be obligated to recognize a right based upon the rules of equity or a right dependent upon a condition or a future right or a partial right in a share, or any other right whatsoever with respect to the share, except for the exclusive right of the registered holder with respect to the share.

SHARE CERTIFICATES

12.

12.1.

A shareholder shall be entitled to receive from the Company without payment, one or more certificate(s) that shall state the number of shares owned by him, their serial numbers and the amount paid on account of their par value. However, in the event of more than one person holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the delivery of such a certificate to one of the joint holders shall be deemed to be a delivery to all of the partners.

Where a shareholder has transferred only a part of the shares represented in a certificate, the old certificate shall be cancelled and he shall be entitled, without charge, to a new certificate representing the balance of shares.

12.2.	Each certificate shall carry the signature or signatures of those persons appointed by the Board for this purpose and the stamp or seal of the Company.

A Registration Company (as such term is defined in the Securities Law 5728-1968) shall be entitled, without payment, to receive, within such time as may be prescribed under the Statutes or, if not prescribed as aforesaid, within such time period as the Board may deem fit, a certificate that specifies the number and class of shares, together with any other details the Company is required, under the Law, for inclusion therein that are registered in its name in the Register.

If a share certificate is defaced, lost or destroyed, it may be renewed on payment of such fee, if any, not exceeding one United States dollar or the New Israeli Shekel equivalent thereof on the date of payment and on such terms, if any, as to evidence and indemnity as the Board thinks fit.

PLEDGE

13.	The Company shall have a lien and first pledge on any share that is registered in the name of any Shareholder (whether registered in the Shareholder’s name only or together with another or others), but not fully paid, for any amount still outstanding with respect to that share, whether or not presently payable. Any such pledge shall apply to all dividends and other moneys, if any payable in connection with such share. The Board may at any time release any share, wholly or in part, temporarily or permanently, from the provisions of this Article. Unless otherwise provided, registration by the Company of a share transfer shall be deemed to be a waiver by the Company of its lien and pledge on those shares.

14.	The Company may sell, in such manner and at such time as the Board thinks fit, any pledged shares when the debt, liability or other obligation giving rise to the lien has matured, but no sale shall be made unless a written request has been furnished to the Shareholder or person who has acquired a right in the shares, setting out the amount or obligation or commitment due and demanding payment or, fulfillment of the debt, liability or other obligation within seven days of service of the notice, and the person fails to fulfill his obligation pursuant to the notice within such seven days period.

15.	The net proceeds of any such sale of pledged shares shall be applied in satisfaction of the debt, liability or other obligation relating to the pledged share, and the remainder (if any) shall be paid to the Shareholder or to the person who had acquired a right in the share sold, pursuant to the above.

16.	After execution of a sale of pledged shares as provided for in Articles 13 and 14, the Board shall be permitted to sign or to appoint any person to sign a deed of transfer of the shares sold and to register the buyer’s name in the Register as the owner of the shares. Such buyer shall not be obligated to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the Register with respect to those shares. The sole remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

17.	The shares of the Company are transferable subject to the restrictions contained in these Articles and the Law. Each transfer shall be made in writing in any usual or common form, or in any form approved by the Board from time to time. Such form shall be delivered to the office, or such other place that the Board may from time to time approve, together with the transferred share certificates, if share certificates have been issued with respect to the shares to be delivered, and any other proof of the transferor’s title that the Board may require under the Law. The Board may, in its absolute discretion, refuse to register a transfer of any share which is not fully paid.

18.	The share transfer deed shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Register in respect thereof. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only.

19.	Every instrument of transfer of a share must be in respect of only one class of share.

20.	Subject to Article 23, all instruments of transfer which shall be registered in the Register shall (except in case of fraud) be retained by the Company, but any instrument of transfer which the Board may refuse to register in the Register shall (except in case of fraud) be returned to the party presenting the same.

21.	No fee shall be charged:

21.1.	for registration of a transfer; or

21.2.	on the registration of any probate, letters of administration, certificate of death or marriage, power of attorney, notice or other instrument relating to or affecting the title any shares.

22.	The Company shall maintain a Register and, if applicable, a register of Substantial Shareholders (as defined in the Law) as required by the Law. Subject to and in accordance with the provisions of the Law, the Company may cause branch registers to be kept in any other country, and to exercise all the other powers mentioned in the Law relating to such branch registers. The Company shall also be entitled to appoint a transfer agent, whose records shall be deemed a branch register.

23.	The Company shall be entitled to destroy: (a) all instruments of transfer of shares and all other documents on the faith of which entries are made in the Register at any time after the expiration of six (6) years from the date of registration of the same; (b) all dividend mandates and notifications of change of name or address at any time after the expiration of two (2) years from the date of recording; and (c) all share certificates which have been cancelled at any time after the expiration of one (1) year from the date of cancellation. If the Company destroys a document in good faith and without notice of any claim (regardless of the parties) to which the document might be relevant, it shall conclusively be presumed in favor of the Company that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered, every share certificate so destroyed was a valid and effective document duly and properly cancelled and every other document mentioned above so destroyed was a valid and effective document in accordance with the recorded particulars in the books or records of the Company. Nothing in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any document at an earlier date than that provided above or if the condition as to good faith and absence of notice is not met. References in these Articles to the destruction of any document include references to its disposal in any manner.

TRANSMISSION OF SHARES

24.	Upon the death of a Shareholder, the remaining partners (in the event that the deceased was a partner in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing herein shall release the estate of a deceased holder (whether sole or joint) of a share from any obligation to the Company with respect to any share held by the deceased.

25.	Any person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a Shareholder in respect of the share upon the consent of the Board or, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

26.	A person becoming entitled to a share because of the death, bankruptcy or liquidation of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share but shall not be entitled to exercise any of the rights or privileges of Shareholder unless and until such person becomes a Shareholder in respect of the share.

CALLS

27.	Subject to the provisions of these Article and to the terms of allotment of any shares, the Board may from time to time make such calls on the Shareholders in respect of all moneys unpaid on their shares (whether on account of the nominal amount of the shares or by way of premium or, if the shares shall have been issued at a discount to their nominal value, on account of all moneys unpaid on such shares) as it may think fit, provided that at least 14 (fourteen) days’ notice is given of each call. Each Shareholder shall be liable to pay the amount of every call so made on him to the Board. A call may be wholly or in part revoked or the time fixed for its payment postponed by the Board. A Shareholder upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. Unless otherwise stipulated by the Board in the notice given in respect of the call, each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

28.	A call shall be deemed to have been made at the time when the resolution of the Board authorizing such call was passed.

29.	The joint holders of a share shall be jointly and severally liable for the payment of all calls and installments in respect hereof.

30.	If a call or installment payable in respect of a share is not paid before or on the day appointed for payment thereof, the Shareholder from whom the call or installment is due shall pay interest on the amount of the call or installment from the day such call or installment is payable to the time of actual payment at such rate as the Board shall fix, but the Board may waive payment of such interest wholly or in part. The provisions of this Articles shall not deprive the Company of, or derogate from, any other rights or remedies the Company may have against such person pursuant to these Articles or applicable law.

31.	No Shareholder shall be entitled to receive any dividend or other payment or distribution or be present or vote at any General Meeting either personally or (save as proxy for another Shareholder) by proxy, or by any other means as may be permitted under the Law, or be reckoned in a quorum, or to exercise any other privilege as a Shareholder until such Shareholder shall have paid all calls then due and payable on every share registered in such Shareholder’s name, whether registered alone or jointly with any other person, (as referred to in Article 29), together with interest and expenses.

32.	Any sum which by the terms of issue of a share is made payable upon allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, or, if such share shall have been issued at a discount to its nominal value, on account of the amount payable in respect of such share, shall for all purposes of these Articles be deemed to be a call duly made and payable on the date fixed for payment, and in case of non-payment all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum were a call duly made and notified.

33.	The Board may, at its discretion, receive from any Shareholder willing to pay in advance all or a part of the amounts then due on account of such Shareholder’s shares, in addition to any amounts requested for payment. The Board shall be permitted to pay such Shareholder: (1) interest at such rate as the Board and the Shareholder shall agree upon for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of the Shareholder’s shares, and (2) any dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

34.	The Board may at any time cause the Company to repay the amount so advanced upon the least three (3) months’ written notice to such Shareholder of its instruction to do so, unless before the expiration of such notice the amount so advanced shall have been called up on the share in respect of which it was advanced.

FORFEITURE OF SHARES

35.	If a Shareholder fails to pay all or any part of a call or installment of a call on or prior to the day appointed for payment thereof, the Board may, so long as such amount remains unpaid, serve notice on the Shareholder requiring payment of such unpaid amount, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

36.	The notice shall specify a date not less than seven (7) days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

37.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. Any such forfeiture shall apply to dividends that were declared but not yet distributed with respect to the forfeited shares.

38.	Forfeited shares shall be deemed the property of the Company and may be sold or otherwise disposed of, on such terms and in such manner as the Board sees fit. At any time prior to the sale or disposition of forfeited shares, the forfeiture may be canceled on such terms as the Board sees fit. Notwithstanding the foregoing, no such cancellation shall stop the Board from adopting a subsequent resolution of forfeiture in respect of a failure to amounts due in respect of the shares.

39.	The Company may, by resolution of the Board, accept a surrender of any share liable to be forfeited hereunder. A surrendered share shall be treated as if it has been forfeited.

40.

A person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of them but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all calls made and not paid on such shares at the time of forfeiture or surrender, and interest thereon to the date of payment in the same manner in all respects as if the shares had not been forfeited or surrendered, and to satisfy all (if any) claims and demands which the Company might have enforced in respect of the shares at the time of forfeiture or surrender without any reduction or allowance for the value of the shares at the time of forfeiture. In the event of any such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the shareholder in question (but not yet due) in respect of shares, whether registered in his name or registered jointly with any other person forfeited or surrendered as aforesaid.

41.	The forfeiture or surrender of a share shall involve the extinction at the time forfeiture or surrender of all interest in and all claims and demands against the Company in respect of the share as between the Shareholder whose share is forfeited or surrendered and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or as are by the Law given or imposed in the case of past Shareholders.

42.	A declaration in writing by a director or secretary of the Company that a share in the Company has been duly forfeited on the date stated in the declaration shall be conclusive evidence of the facts therein stated against all persons claiming to be entitled to the share. That declaration, together with the receipt of the Company for the consideration, if any, given for the share on the sale or disposition thereof and specifying the place of payment of the consideration, shall constitute good title to the share. The person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

43.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

44.	With regard to its capital the Company may:

44.1.	From time to time, by resolution of its Shareholders subject to these Articles and the Law:

44.1.1.	Consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

44.1.2.	Cancel any shares which at the date of the adoption of such resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled;

44.1.3.	Subject to applicable laws, subdivide its shares (issued or outstanding) or any of them, into shares of smaller nominal value than is fixed by the Memorandum of Association (if applicable) or these Articles. The resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the share may, as compared with the others, have special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new share;

44.1.4.	Reduce its share capital and any capital redemption reserve fund in any way that may be considered expedient and, in particular, exercise any or all of the powers conferred under the Law in relation to such reduction of share capital or capital redemption reserve.

44.2.	Upon any consolidation or subdivision of shares, settle any difficulty which may arise with regard thereto, as it deems fit, including (but without prejudice to the generality of the foregoing), in the event of a consolidation or any action which may result in fractional shares:

44.2.1.	Allotting, in contemplation of, or subsequent to, such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional shareholdings;

44.2.2.	Subject to Section 295 of the Law, making such arrangements for the sale or transfer of the fractional shares to such person or persons at such times and at such price as the Board thinks fit so as to most expeditiously preclude or remove any fractional shareholdings. The Board shall cause the Company to distribute the net proceeds of any such sale in due proportion among the Shareholders who would have been entitled to the fractional shares so sold or transferred;

44.2.3.	To the extent as may be permitted under the law redeem or purchase such fractional shares sufficient to preclude and remove such fractional shareholding and the Board shall cause the Company to distribute the net proceeds payable in connection with such redemption or purchase in due proportion among the shareholders who would have been entitled to such fractional shares; and

44.2.4.	Determining, as to the holders of shares so consolidated, which issued shares shall be consolidated into each share of a larger nominal value.

INCREASE OF CAPITAL

45.	The Company may from time to time, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been fully called up for payment, increase its share capital by the creation of new shares. Any such new share capital shall be of such amount and divided into shares of such nominal amounts and (subject to any special rights then attached to any existing class of shares) bear such rights or preferences or be subject to such conditions or restrictions (if any) as the resolution approving such share capital increase shall provide.

46.	Except so far as otherwise provided in such resolution or pursuant to these Articles, such new shares shall be subject to all the provisions applicable to the shares of the original capital of the same class and par value.

VARIATION OF CLASS RIGHTS

47.	If at any time the share capital of the Company is divided into different classes of shares, the right attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied only upon consent of a separate General Meeting of the holders of the shares of that class. The provisions of these Articles relating to General Meetings shall mutatis mutandis apply to every such separate General Meeting.

48.	Unless otherwise provided by these Articles, the enlargement of an authorized class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for the purposes of Article 47 to vary, modify or abrogate the rights attached to previously issued shares of such class or of any other class of shares.

BORROWING POWERS

49.	Subject to these Articles and the Law the Board may from time to time, cause the Company to borrow or secure the payment of any sum of money for the purposes of the Company and raise or secure the repayment of any such sum upon such terms and conditions as it sees fit, and, in particular, issue bonds, perpetual or redeemable debentures, or other securities or mortgage, charge, its undertaking property and assets of the property of the Company, both present and future, including its uncalled capital and its called but unpaid capital whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

GENERAL MEETINGS

50.

50.1.	An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place, either within or without the State of Israel, as may be determined by the Board.

50.2.	Subject to the provisions of these Articles, the function of the Annual General Meeting shall be to elect the members of the Board; to receive and discuss the Financial Statements, the ordinary reports and accounts of the Company’s Directors and Auditors; to appoint the Company’s Auditors and to fix their remunerations and to transact any other business which under these Articles or the Law are to be transacted at a General Meeting.

51.	All General Meetings other than Annual General Meeting shall be called Extraordinary General Meetings. The Board, whenever it sees fit, may, and upon a demand in writing as provided for in Section 63(b) of the Law, shall convene an Extraordinary General Meeting. Every such demand shall include the purposes for which the meeting is called, shall be signed by those making the demand (the “Petitioners”) and shall be sent to the Office. Any such demand may consist of several documents in like form, each signed by one or more Petitioners. The date of a meeting called by the Board pursuant hereto must be no later than 56 days from the date of submission of the demand. If the Board does not call a meeting within 21 days from the date of submission of the demand, the Petitioners, or any of them representing more than one half of the voting rights held by the Petitioners, may convene the meeting by themselves. However, any such meeting shall not be held after three months have passed since the date of the submission of the demand.

52.	Subject to these Articles, applicable law and regulations, prior notice of at least 21 days of any General Meeting, specifying the place, date and hour of the meeting, shall be given as, hereinafter provided, to the Shareholders thereunto entitled pursuant to these Articles and the Law. Non-receipt of any such notice shall not invalidate any resolution passed or the proceedings held at that meeting. With the consent of all the Shareholders entitled to receive notice thereof, a meeting may be convened upon shorter notice or without any notice and in such manner, generally, as shall be approved by such Shareholders.

53.	Notice of a General Meeting shall include:

53.1.	The agenda for such meeting. The contents of such agenda shall include, among other things as determined by the Board and subject to the Law and these Articles, the following:

53.1.1.	if such meeting is being held pursuant to a requisition of Shareholders or Directors in the manner as provided by the Law, particulars of the objectives for which such meeting has been called;

53.1.2.	any subject as may be requested for inclusion in the manner referred to in Article 54;

53.1.3.	the methods or mechanisms available for submitting written votes; and

53.1.4.	any other particulars as may be required under the Law.

53.2.	The text of any resolution which is proposed to be put and voted upon at such meeting, unless the Law permits a general description of the text; and

53.3.	Any other matter as so required, under the Law, for inclusion in any such notice.

54.

54.1.	Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of, or to vote at, any Annual or Extraordinary General Meeting or any adjournment thereof, or to express consent to or dissent from any corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of, or to take or be the subject to, any other action, the Board may fix, a record date, which shall not be more than forty (40), or any longer period permitted under the Law, nor less than four (4) days before the date of such meeting or other action. A determination of holders of record entitled to notice of or to vote at a meeting shall apply to any adjournment of the meeting: provided, however, that the Board may fix a new record date for the adjourned meeting.

54.2.

Any Shareholder or Shareholders of the Company holding, at least, one percent (1%) of the voting rights in the issued share capital of the Company may, pursuant to the Law, request that the Board include a subject in the agenda of a General Meeting to be held in the future. Any such request must be in writing, give particulars of the subject which is requested to be included in such agenda, be signed by the Shareholder or Shareholders making such request and must be deposited at the Office and addressed to the Board. In addition subject to the Law and the provisions of Article 89, the Board shall be required to include such subject in the agenda of the meeting only if the request has been delivered to the Secretary of the Company not later than (i) with respect to an Annual General Meeting of Shareholders, not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting and (ii) with respect to an Extraordinary General Meeting of Shareholders, not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the proposed date of such meeting, provided, however, that in the event that less than ninety (90) days notice or prior public disclosure of the date of any such meeting is given, such request must have been delivered to the Secretary of the Company not later than the close of business on the 10th day following the day on which notice or prior public disclosure of the meeting was given, provided that the preceding provision shall not derogate from the Company’s obligations pursuant to Section 69(b) of the Law. Each such request shall also set forth: (a) the name and address of the Shareholder making the request; (b) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (c) a description of all arrangements or understandings between the Shareholder and any other person or persons (naming such person or persons) in connection with the subject which is requested to be included in the agenda; and (d) a declaration that all the information that is required under the Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided. The Chairman of the General Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The Board will include in the agenda for a General Meeting a subject as requested if the Board deems that subject suitable for discussion at a General Meeting.

55.

Subject to the Law, all General Meetings shall be held at such time and place as the Board may determine. The Board may, in its absolute discretion, resolve to enable persons entitled to attend a General Meeting to do so by simultaneous attendance and participation at the principal meeting place and a satellite meeting place or places anywhere in the world and the Shareholders present in person, by proxy or by written ballot at satellite meeting places shall be counted in the quorum for and entitled to vote at the General Meeting in question, and that meeting shall be duly constituted and its proceedings valid, provided that the Chairman of the General Meeting is satisfied that adequate facilities are available throughout the General Meeting to ensure that Shareholders attending at all the meeting place able to:

55.1.	participate in the business for which the meeting has been convened;

55.2.	hear all persons who speak (whether by the use of microphones, loudspeakers audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place, and

55.3.	be heard by all other persons so present in the same way.

56.	The Chairman of the General Meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place.

57.	The officer of the Company who has charge of the Register shall prepare and make, at least ten (10) days before every meeting of the Shareholders, a complete list of the Shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each Shareholder and the number of shares registered in the name of each Shareholder. Such list shall be open to the examination of any Shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting at a place specified in the notice of the meeting or at the place where the meeting is to be held. The list shall also be present at the meeting during the whole time thereof, and may be inspected by any Shareholder who is present.

PROCEEDINGS AT GENERAL MEETINGS

58.	No business shall be transacted at any General Meeting unless a quorum is present when the meeting proceeds to business. For all purposes, the quorum shall not be less than two (2) Shareholders present in person, or by proxy, or deemed by the Law, to be present at such meeting, holding, in the aggregate, at least, thirty-three and one-third percent (33 1/3%) of the voting rights in the issued share capital of the Company.

59.

If within half an hour from the time appointed for the meeting a quorum is not present (or within such longer time not exceeding one (1) hour as the Chairman of the meeting may decide), the meeting, if convened upon the requisition of the Shareholders, shall be dissolved; in any other case, it shall stand adjourned to the same day in the next week at the same place and time (unless such day shall fall on a public holiday either in Israel or the United States, in which case the meeting will be adjourned to the first day, not being a Friday, Saturday or Sunday, which follows such public holiday), or any other day, hour and/or place as the Directors shall notify the Shareholders in the notice of General Meeting delivered by the

Company pursuant to Article 52 in connection with the meeting from which the adjournment occurred. If a quorum is not present at the second meeting within half an hour from the time appointed for the meeting, any two Shareholders present personally or by proxy or any other valid instrument shall Constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

60.	The Chairman (if any) of the Board shall preside as Chairman at every General Meeting of the Company. If there is no Chairman or if at any meeting he is not present within fifteen (15) minutes from the time appointed for the meeting, or if he refuses to preside as Chairman of the meeting, the deputy Chairman (if any) shall, if present and willing to act, preside at the meeting but if neither the Chairman and deputy Chairman are present and willing to preside, the Directors present shall choose a Director to preside, or if there is only one director present he shall preside if willing to act. If there is no Director present and willing to preside, the Shareholders present and entitled to vote shall choose a Shareholder to be Chairman of the meeting. The Chairman of any General Meeting shall not, by virtue of such office, be entitled to vote at any General Meeting nor shall the Chairman of a meeting have a second or casting vote (without derogation, however from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or a duly appointed proxy).

61.	The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. The Chairman may, at his sole discretion and without the requirement for the consent of the meeting, adjourn or otherwise make alternative appropriate arrangements for any General Meeting at which in his opinion the venue arrangements cannot cater in an orderly fashion so as to enable the shareholders present adequately to hear, speak and vote on the matters before the meeting. Without prejudice to the generality of the foregoing, the Chairman may in such circumstances direct that the meeting be held simultaneously in two or more venues connected for the duration of the meeting by audio or audio-visual links or in two or more consecutive sessions with the votes taken being aggregated or that it be adjourned to a later time on the same day or a later date at the same or any other venue.

62.	Notwithstanding anything in these Articles to the contrary, if a meeting shall be adjourned for twenty-one (21) days or more, a notice shall be given of the adjourned meeting as in the case of an original meeting. Except as aforesaid no Shareholder shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned meeting. At an adjourned meeting no matters shall be discussed except for those which could properly have been discussed at the meeting from which the adjournment occurred.

63.	Subject to these Articles and the Law, a resolution of the Company in a General Meeting shall be deemed adopted if passed by Shareholders present, in person, by proxy, or by written ballot, or deemed under the Law to be present, holding greater than fifty percent (50%) of the total voting power attached to the shares whose holders were present, in person, by proxy, or by written ballot, or deemed under the Law to be present, at such General Meeting, and voted thereon. Every vote at a General Meeting shall be conducted according to the number of votes to which each Shareholder is entitled on the basis of the number of shares held by him which confer on him a right to vote at a General Meeting.

64.	At any General Meeting, a resolution, in respect of any business, put to vote of the meeting shall be decided by a poll. Such poll shall be held in the manner, at the time and place as the Chairman of the General Meeting directs (including the use of ballots or tickets), whether immediately or after an interval or postponement, or in any other way, and, subject to the other provisions of these Articles and the Law, the results of the poll shall be deemed to be a resolution of the General Meeting. The holding of a poll shall not prevent the continued business of the General Meeting.

65.	A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile telecopier, telegram, telex or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the meeting) shall be deemed to have been unanimously adopted by a General Meeting duly commenced and held.

66.	A declaration by the Chairman of the meeting that a resolution has been passed, or has been passed unanimously or by a particular majority, lost, or not passed by a particular majority shall be conclusive and entry to that effect in the minute book of the Company signed by the Chairman of the meeting shall be conclusive evidence thereof, without proof of the number or proportion of the votes recorded in favor of or against such resolution. Without derogating from the generality of the foregoing, if:

(a)	any objection shall be raised to the qualification of any voter; or

(b)	any votes have been counted which ought not to have been counted or which might have been rejected; or

(c)	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless it is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the Chairman of the meeting; and shall only vitiate the decision of the meeting on any resolution if the Chairman decides that it may have affected the decision of the meeting. The decision of the Chairman on such matters shall be final and conclusive.

VOTES OF SHAREHOLDERS

67.	Subject to any rights or restrictions then attached to any class or classes of shares and to these Articles, every Shareholder who is present, in person, by proxy, or by written ballot or is deemed under the Law to be present shall be entitled to one vote for each share of which he is the holder.

68.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For the purpose of this Article seniority shall be determined by the order in which the names appear in the Register. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

69.	A Shareholder in respect of whom an order has been made by any court having jurisdiction in matters concerning a mental disability may vote in person, by proxy or by written ballot, through the person authorized by such court or by law to act on such Shareholder’s behalf, provided that such evidence as the Board, or some other person who may be authorized by the Board for such purpose, may require of the authority of the person claiming such authorization shall have been deposited at the Office, or at such other place as is specified in accordance with these Articles for the lodgment of instruments of proxy, not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting.

70.	No Shareholder shall, unless the Board otherwise determines, be entitled in respect of any share held by that Shareholder, to vote at any General Meeting, personally or by proxy or by any other lawful means, or at any separate meeting of the holders of any class of shares, or to exercise any other right conferred by virtue of being a Shareholder in relation to any such meeting if any call or other sum presently payable by the Shareholder in respect of that share remains unpaid.

71.	Subject to the Law and the other provisions of these Articles, shares may be voted personally, by proxy, by ballot or by any other manner that the Company is required to recognize and a Shareholder entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way. Any person (whether a Shareholder or not) may be appointed to act as a proxy.

72.	A Shareholder that is a corporation shall be entitled by a decision of its board of directors or by a decision of a person or other body, according to a resolution of its board of directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were an individual Shareholder.

73.	A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointor or the appointor becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of the death, becoming of unsound mind, cancellation or transfer was received at the Office at least twenty-four (24) hours before the commencement of the meeting or adjourned meeting.

74.

A Shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy shall have a separate letter of appointment containing the serial number of the share(s) with respect to which the proxy is entitled to vote. Where valid but differing instruments of proxy or other instrument which the Company is required, under the Law, to recognize in relation to the exercise of the voting rights in respect of a share, are delivered in respect of the same share for use at the same meeting, the instrument which is delivered last (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the others as regards that share. However, if the Board, or some other person as may be authorized by the Board for such purpose, is unable to determine which was the last delivered, none of them shall be treated as valid in respect of that share. Delivery of an instrument appointing a proxy or any other instrument, as aforesaid, shall not preclude a Shareholder from attending and voting in person at the meeting.

75.	The Board may cause the Company to send, by mail or otherwise, instruments of proxy to Shareholders for use at any General Meeting.

76.	A letter of appointment of a proxy, power of attorney or other instrument pursuant to which a person is acting shall be in writing, and the signature of the appointor shall be confirmed by an advocate or notary or bank or in any other manner acceptable to the directors. Unless such confirmed instrument or a copy thereof is deposited in the Office, or at such other place in Israel or abroad as the directors may direct from time to time, at least twenty-four (24) hours before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time shall expire 12 months after the date of its execution. If the appointment shall be for a limited period, whether in excess of 12 months or not, the instrument shall be valid for the period stated therein.

77.	An instrument appointing a proxy

(i) shall:

(a)	be in writing under the hand of the appointor or of his attorney duly authorized in writing, or if such appointor is a corporation, either under its seal or under the hand of some officer or attorney duly authorized in that behalf;

(b)	be deemed to include the power to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit; and

(c)	unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates;

(ii) (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which is appropriate under the circumstances.

Letter of Appointment of Proxy

“I,                     , of                     , holding shares in                      and entitled to                      votes hereby appoint                      of                      or in his place                      of                      to vote in my name and in my place at the general meeting (regular, extraordinary, adjourned - as the case may be) of the Company to be held on the                      day of                               and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the                      day of                     , __.

Appointor’s Signature

I hereby confirm that the foregoing instrument was signed before me by the Appointor

(name, profession and address)

DIRECTORS

78.	The Board shall be composed of not more than nine (9) members and not less than three (3) members.

79.	Subject to the Law, no person shall be disqualified to serve as a director by reason of his not holding shares in the Company or by reason of his having served as a director in the past.

80.	Subject to the Law, the remuneration of a director shall be such sum (if any) as shall from time to time be approved by the Company in General Meeting. The directors and their alternates shall be entitled to be repaid all reasonable travelling, hotel and other expenses incurred by them arising from their travelling to and from Board meetings or meetings of any committee of the Board. If by any arrangement, approved by the Board, any director shall perform or render any special duties or services outside his ordinary duties as a director, the Board may cause the Company to pay him special remuneration, in addition to his ordinary remuneration, and such special remuneration may be by way of salary, commission, participation in profits, or otherwise as may be arranged, all subject to the provisions of the Law with regard to all such matters, including Shareholder and audit committee approvals required under the Law for various arrangements relating to director remuneration.

81.	The office of a director shall be vacated, ipso facto:

(a)	if he becomes bankrupt or suspends payment or colludes or compounds with his creditors;

(b)	if he be declared legally incompetent;

(c)	if by notice in writing given to the Company he resigns his office;

(d)	if he is removed from office by a resolution of the General Meeting of the Company approved by Shareholders holding more than 50% of the outstanding share capital of the Company;

(e)	if, under the Law, his term otherwise automatically terminates; or

(f)	upon his death.

82.	Subject to the provisions of the Law, no director shall be disqualified by virtue of his office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be avoided, nor, other than as required by the Law, shall any director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such director’s holding that office or of the fiduciary relations thereby established, but the nature of his interest, as well as any material fact or document, must be disclosed by him at the meeting of the Board at which the contract or arrangement is first considered, if his interest then exists, or, in any other case, at no later than the first meeting of the Board after the acquisition of his interest.

83.	The entering into of a transaction by the Company with an Office Holder or a third party in which an Office Holder has a personal interest (as more fully described in Section 270(1) of the Law), which is not an Extraordinary Transaction (as defined in the Law) shall, if such Office Holder is a director or the General Manager, be approved in such manner as may be prescribed by the Board, from time to time, or otherwise by the Board itself. If such Office Holder is not a director, then such transaction shall be approved in such manner as may be prescribed by the General Manager from time to time and in the absence of any such determination, by the General Manager.

POWERS AND DUTIES OF DIRECTORS

84.

84.1.	The business of the Company shall be managed by the Board, which may exercise all such powers of the Company and perform on behalf of the Company all such acts as may be exercised and performed by the Company as are not by the Law or by these Articles required to be exercised or done by the Company through a General Meeting or, if the Company is under an obligation under the Law to appoint a General Manager, the General Manager, subject to the provisions of the Law and of these Articles and to such regulations (not being inconsistent with such aforesaid provisions) as may be prescribed by the Company in General Meeting. Notwithstanding the foregoing, no regulation made by the Company in a General Meeting shall invalidate any prior act of the Board which would have been valid if such regulation had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.

84.2.	The Board may from time to time, at its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions as it deems fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

84.3.	The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time think fit.

85.	Subject to the provisions of these Articles and the Law, the Board may at any time and from time to time, by power of attorney or otherwise, appoint any person to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and responsibilities (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and responsibilities vested in him.

86.	The Board may act at any time notwithstanding any vacancy in its body provided that in the event that the number of directors shall at any time be less than the minimum number prescribed by or in accordance with these Articles it shall be lawful for them to act as a Board for the purpose of filling any vacancies in their body or for summoning a General Meeting of the Company, but not for any other purpose.

87.

The Board may delegate all or any of its powers, authorities and responsibilities (except for those powers, authorities and responsibilities which, under the Law (including, but not limited to, those listed in Section 112 of the Law), the Board is unable to delegate) to any committee consisting of such members of the Board as the Board may, from time to time, think fit, subject to applicable requirements of the Law (the “Committee of the Board”). The Board may, subject to the Law, widen, curtail or revoke such delegation of powers, authorities and responsibilities. To the fullest extent permitted by law, the Board, after determining a number of shares reserved for the issuance of shares, options or warrants to the Company’s employees, directors, and consultants, may delegate the power to issue such options and shares to a committee of the Board. Any committee of the Board so formed shall in the exercise of the power, authorities and responsibilities so delegated conform to any regulations that may be lawfully imposed on it by the Board. The meetings and proceedings of a Committee of the Board shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Board, so far as the same are applicable thereto and are not lawfully suspended or superseded by any regulations imposed by the Board. The Board shall appoint an audit committee consisting of at least three (3) members, the members of which and the authorities, powers and responsibilities of which shall be governed by the Law and any other applicable law or rule.

ELECTION OR REMOVAL OF DIRECTORS

88.	The members of the Board shall be elected and appointed at the Company’s Annual General Meetings. At each Annual General Meeting of the Shareholders, successors to the Directors shall be elected for a one-year term (until the next Annual General Meeting) by a resolution of the General Meeting.

89. (a)

Nominations for the election of Directors may be made by the Board or a committee appointed by the Board or by any Shareholder holding at least 1% of the outstanding voting power in the Company. However, any Shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such Shareholder’s intent to make such nomination or nominations has been given to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual General Meeting of Shareholders, not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting and (ii) with respect to an election to be held at an extraordinary meeting of Shareholders, not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the proposed date of such meeting, provided, however, that in the event that less than ninety (90) days notice or prior public disclosure of the date of any such meeting is given, such request must have been delivered to the Secretary of the Company not later than the close of business on the 10th day following the day on which notice or prior public disclosure of the meeting was given, provided that the preceding provision shall not derogate from the Company’s obligations pursuant to Section 69(b) of the Law. Each such notice shall set forth: (a) the name and address of the Shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholder; and (d) the consent of each nominee to serve as a director of the Company if so elected and a declaration signed by each of the nominees declaring that there is no limitation under the Law or any other applicable law for the appointment of such a nominee and that all the information that is required under the Law to provided to the Company in connection with such an appointment has been provided. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(b)	To the extent required under the Law, the Company shall appoint or arrange the election of two (2) persons as External Directors. The appointment or election and removal of such directors shall be made in accordance with the Law, notwithstanding the provisions of these Articles. The provisions of Article 88 shall not apply to a Director who is an External Director.

(c)	Notwithstanding the provisions of paragraphs (a) and (b) of this Article, no person shall be nominated or appointed to the office of a Director if such person is disqualified, under the Law, from being appointed as a director.

90.	Subject to the provisions of Articles 88, the Board may at any time appoint any other person as a director, whether to fill a vacancy or as an addition to the then current number of directors, provided that the total number of directors shall not at any time exceed any maximum number (if any) fixed by or in accordance with these Articles. Any director so appointed shall hold office until the Annual General Meeting of Shareholders at which the term for the other directors of his class expires, unless otherwise stated in the appointing resolution.

ALTERNATE DIRECTORS

91. (a)	A director may, by written notice to the Company given in the manner set forth in Article 89(a), appoint any individual who is qualified to serve as a director, to act as alternate director (an “Alternate Director”) at meetings of the Board or any committee of the Board of which the appointor is a member in his place during his absence (and, at his discretion, to revoke such nomination) provided that such individual is not a director or is a person acting as an Alternate Director for any other director or any other person disqualified by law.

(b)	Any Director appointing an Altetrnate Director may remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. The appointment of an Alternate Director shall be subject to the consent of the Board. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board, or otherwise restricts its scope, the appointment shall be for all purposes, and for a period of time concurrent with the term of the appointing Director.

(c)	Any appointment or removal of an Alternate Director shall be effected by an instrument in writing delivered at the Office and signed by the appointor or by such other method as may be approved by the Board.

(d)	An Alternate Director shall be entitled to receive notice of meetings of the Board and of any committee of the Board of which the appointor is a member, to attend and to vote at any such meeting at which his appointor is not personally present and generally to perform all the functions of his appointor (except as regards power to appoint an alternate, unless the instrument of his appointment states otherwise) as a director in his absence. Save as otherwise provided in these Articles, an Alternate Director shall be deemed for all purposes to be a director and shall be responsible for his or her own acts and defaults.

(e)	An Alternate Director shall not be entitled to receive from the Company in respect of his appointment as Alternate Director any remuneration.

(f)	An Alternate Director shall ipso facto cease to be an Alternate Director if his appointor ceases for any reason to be a Director or on the happening of any event which, if he were a director, would cause him to vacate the office of Director.

PROCEEDINGS OF DIRECTORS

92.	Meetings of the Board will be convened in accordance with the needs of the Company and, in any event, shall be convened at least once every three (3) months. Save as aforesaid, the Board may meet, adjourn and otherwise regulate its meetings as it thinks fit. Board meetings may be convened at any time by the Chairman of the Board. The Chairman of the Board shall convene a Board meeting upon the request of any two directors as soon as practicable after receiving such request and shall otherwise convene a Board meeting as provided by the Law. If the Chairman of the Board does not, within fourteen (14) days after the date of receiving a request from two directors as aforesaid, convene a Board meeting, then the directors requesting the convening of such Board meeting may convene the Board meeting. If the Chairman of the Board does not, within fourteen (14) days after being obliged to convene a Board meeting as provided under the Law, convene a Board meeting, the person who, as provided in the Law in such circumstances, is entitled to convene the Board meeting, may convene such meeting. Notice of a Board meeting shall contain the information required by the Law and shall be delivered to the directors not less than seven (7) days before such meeting.

93.

Notice of a meeting of the Board may be given orally or in writing, and if given in writing, may be sent by hand, post, facsimile or electronic mail to a director at the address, facsimile number or electronic mail address given by such director to the Company for such purpose. Any such notice shall be deemed duly received, if sent by post, three (3) days following the day when any such notice was duly posted and if delivered by hand or transmitted by facsimile transmission or electronic mail, such notice shall be deemed duly received by the director on the date of delivery or, as the case may be, transmission of the same. Notwithstanding anything contained to the contrary herein, failure to deliver notice to a director of any such meeting in the manner required hereby may be waived by such director and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all directors entitled to participate at such meeting to whom notice was not duly given as aforesaid.

94.	Any director may participate in a meeting of the Board by means of telephone or similar communication equipment whereby all the directors participating in the meeting can hear each other and the directors participating in this manner shall be deemed to be present in person at such meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the Chairman of the meeting is then located.

95.	Until otherwise decided by the Board, a quorum at a meeting of the Board shall be constituted by the presence in person, by alternate or by telephone or similar communication equipment of a majority of the directors then in office who are lawfully entitled to participate and vote at the meeting. If within one-half an hour (or within such longer time not exceeding one (1) hour as the Chairman of the meeting may decide) from the time appointed for the holding of the Board meeting a quorum is not present, the Board meeting shall stand adjourned to the same day in the next week at the same time and place (unless such day shall fall on a public holiday either in Israel or the United States, in which case the meeting will be adjourned to the first day, not being a Friday, Saturday or Sunday, which follows such public holiday). If at such adjourned Board meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the directors present, in person, by alternate or by telephone or similar communication equipment (as referred to in Article 94) who are lawfully entitled to participate and vote at such meeting shall be a quorum. No business shall be transacted at a meeting of the Board unless the requisite quorum is present (in person, by alternate or by telephone as aforesaid) when the meeting proceeds to business. For the purpose of these Articles an Alternate Director shall be counted in a quorum if the director who appointed him is not present.

96.	A resolution proposed at a meeting of the Board at which there is a quorum shall be deemed adopted if supported by a majority of the number of directors present at the meeting and lawfully entitled to vote on such resolution.

97.	The Chairman of the Board shall not have a second or casting vote at any Board meeting.

98.	A resolution in writing signed by all the directors then in office lawfully entitled to vote thereon, shall be as effective for all purposes as a resolution passed at a meeting of the Board duly convened, held and constituted and may consist of several documents in like form each signed by one or more of the directors. For the purpose of this Article, the signature of an Alternate Director, the appointer of which is entitled to vote on such resolution, shall suffice in lieu of the signature of the director appointing him.

99.	The Board may from time to time elect by resolution or otherwise appoint a director to be Chairman or deputy Chairman and determine the period for which each of them is to hold office.

100.	The Chairman of the Board, or in his absence the deputy Chairman, shall preside at meetings of the Board, but if no such Chairman or deputy Chairman shall be elected or appointed, or if at any meeting the Chairman or deputy Chairman shall not be present within fifteen (15) minutes after the time appointed for holding such meeting, or if the Chairman, or, if applicable, deputy Chairman, is unwilling or unable to chair such meeting, the directors present shall choose one of their number to be Chairman of such meeting.

101.	Subject to the provisions of the Law, all bona fide actions of any meeting of the Board, or of a committee of the Board, or of any person acting as a director or Alternate Director or a member of such committee shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such director or such committee or person acting as aforesaid, or that they or any of them were disqualified, or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed or had duly continued in office and was qualified and had continued to be a director or, as the case may be, an Alternate Director and had been entitled to vote.

GENERAL MANAGER

102.	Subject to these Articles and the Law, the Board may from time to time appoint one or more persons, whether or not directors, as the General Manager, Chief Executive Officer, and/or President of the Company. Subject to the Law, the powers, authorities and responsibilities any such General Manager, Chief Executive Officer and/or President shall have shall be those that the Board may, at its discretion, lawfully confer on the same. The Board may, from time to time, as the Board may deem fit, modify or revoke, such title(s), duties and authorities the Board conferred as aforesaid. Subject to these Articles and the Law, any such appointment(s) and any such powers, authorities and responsibilities, conferred as aforesaid may be either for a fixed term or without any limitation of time, and may be made upon such conditions and subject to such limitations and restrictions as the Board may, from time to time, determine and the Board may from time to time (subject to the provisions of the Law and of any contract between any such person and the Company) fix his or their salaries and remove or dismiss him or them from office and appoint another or others in his or their place.

MINUTES

103.

The Company shall cause minutes to be made of all General Meetings of the Company and also of all appointments of directors and Office Holders and of the proceedings of all meetings by the Board and any committees thereof, and of the persons present at any such meetings, and all business transacted at such meetings, (which shall include any written resolution of the directors pursuant to Article 98 above). Any such minute of any meeting, if purporting to be signed by the Chairman of such meeting, or by the Chairman of the Board, shall be prima facie evidence of the facts therein stated. Minutes of a meeting shall be kept at the Office for the period, and in the manner, prescribed in the Law.

STAMP AND SIGNATURES

104. (a) The	Company may have one or more official stamps.

(b)	The Company may keep an official stamp for documents made for foreign jurisdictional purposes, and may authorize, from time to time, a person appointed for this purpose to make use of such stamp.

(c)	A document shall be deemed signed by the Company upon the fulfillment of all of the following:

(1)	The Company’s stamp was stamped on the document by a person authorized therefor by the Board, or the document bears the name of the Company in print;

(2)	It bears the signature of one or more persons authorized, generally or in the specific instance, to sign such document by the Board.

(d)	An authorization of one or more persons by the Board to sign a document on behalf of the Company shall be deemed to include the authority to stamp the Company’s stamp thereon, unless otherwise provided by the Board.

(e)	An authorization by the Board as provided in Article 104(d) may be for a specific document or for a certain sort of document or for all the Company’s documents or for a definite period of time or for an unlimited period of time, provided that any such authority may be terminated by the Board, at any time.

(f)	The provisions of this Article shall apply both to the Company’s documents executed in Israel and the Company’s documents executed abroad.

SECRETARY

105.	The Board shall appoint a Secretary of the Company on any terms it thinks proper. The Board may from time to time by resolution appoint a temporary substitute for the Secretary.

LOCAL MANAGEMENT

106.	The directors may organize from time to time arrangements for the management of the Company’s business in any particular place, whether in Israel or abroad, as they shall see fit, and the provisions of the next section shall not derogate from the general powers granted to the Board pursuant to this Article.

107.	The Board may from time to time convene any local management or agency to conduct the business of the Company in any particular place, whether in Israel or abroad, and may appoint any person to be a member of such local management, or to be a director or agent, and may decide his manner of compensation. The Board may from time to time grant a person so appointed any power, authority, or discretion that the Board has at that time, and may authorize any person acting at that time as a member of a local management to continue in his position notwithstanding that some position has been vacated there, and any such appointment or authorization may be made upon such conditions as the Board deems fit. The Board may from time to time relieve any person so appointed or revoke or change any such authorization.

DIVIDENDS AND RESERVES

108.	Subject to these Articles, the Company may declare and pay any dividend permitted under the Law.

109.	The Board may, before declaring any dividend, set aside, out of the profits of the Company, such sums as it thinks proper as a reserve or reserves, which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may be employed in the business of the Company as the Board may, from time to time, deem fit. The Board may, alternatively, carry forward any profits which it may deem prudent not to distribute as a dividend.

110.	The Company may, by a resolution of the Board, declare a dividend in accordance with the respective rights of the Shareholders.

111.	The Board may, from time to time, cause the Company to pay to the Shareholders such interim dividends as appear to the Board to be justified by the profits of the Company. The validity of any interim dividend shall not be affected by the subsequent failure of the Board to declare a dividend.

112.	No dividend shall bear interest or linkage against the Company.

113.	All dividends unclaimed for one year, after having been declared, may be invested or otherwise made use of by the Company as the Board shall see fit, until the same is claimed. The Company shall not be deemed a trustee in respect of any such unclaimed dividends.

Any dividend or other sum remaining unclaimed for a period of seven (7) years after having been declared shall be forfeited and shall revert to the Company.

114.

Subject to any special or restricted rights conferred upon the holders of shares as to dividends, all dividends shall be declared by the Board and paid in proportion to the amount paid up on account of the nominal value of the shares in respect of which the dividend is being paid. As regards shares not fully paid throughout the period in respect of which the dividend is paid, dividends in respect thereto shall be apportioned and paid pro rata according to amounts deemed under this Article to be paid up on account of the nominal value of such shares during any portion or portions of the period in respect of which the dividend is paid. For this purpose, the amount deemed to be paid on account on the nominal value of such partly paid shares shall be such proportion of the nominal value as the amount paid to the Company with respect to the share bears to its full issuance price. Subject to the terms of article 33 above, no amount paid on a share, in advance of a call, shall be treated as paid up on a share.

115.	Subject to the terms of any share issuance regarding the date or the occurrence of an event from which such shares are to be eligible for dividends, the persons registered in the Register as Shareholders on the record date for the declaration of a dividend shall be entitled to receive the dividend. A transfer of shares shall not transfer the right to a dividend which has been declared after the transfer but before the registration of the transfer.

116.	The Board may deduct from any dividend payable to any Shareholder all sums of money (if any) presently payable by such Shareholder to the Company on account of calls or otherwise in relation to the shares of the Company. The Board may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien, and may apply the same in or toward the satisfaction of the debts, liabilities or engagement in respect of which the lien exists.

117.	Subject to the provisions of the Law, any resolution of the Board declaring a dividend may, direct payment of such dividend wholly or partly by the distribution of specific assets of the Company, or by distribution of paid up shares, debentures, or debenture stock of the Company or any other companies or in any one or more of such ways, and the Board shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Board may settle the same as it thinks expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders on the basis of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

118.	The Board may cause the Company to pay the dividends, interest or other moneys payable on shares in respect of which any person is by transmission entitled to be registered as holder to such person upon production of such certificate and evidence as would be required if such person desired to be registered as a Shareholder in respect of such shares.

119.	Any dividend, interest or other moneys payable in cash on or in respect of a share may be paid by check or money order sent through the post to the registered address of the holder or person entitled thereto and in the case of two or more persons being registered as joint holders of such share, to the registered address of that one of the joint holders who is first named on the Register, or to such person and to such address or by such other means offered by the Company as the holder or joint holders or person entitled thereto, as applicable, may agree in writing with the Company. Every such check or money order shall be made payable to the order of the person to whom it is sent or to such person as the Shareholder, person entitled or joint holders direct. Any one of two or more persons registered as joint holders of a share may give effectual receipts for any dividends or other moneys payable in respect of the shares held by them as joint holders. The Company shall not be responsible nor shall have any liability for any check or money order lost in transmission or in respect of sums lost or delayed in the course of payment by a method offered by the Company as aforesaid.

CAPITALIZATION OF RESERVE FUNDS

120.	The Board may from time to time resolve that any sum, investment or property not required as a source for payment of fixed preferential dividends and (a) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company; or (b) being net profits not distributed and remaining in the Company, shall be capitalized, and that such investment sum or property be released for distribution and be distributed as capital among the Shareholders according to the proportion to which they would be entitled if such amount were distributed as dividends on shares, in the manner so directed by such resolution. The Board shall use such investment sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the Shareholders and to issue such shares and to distribute them as fully paid up shares among those Shareholders according to the pro rata rate for payment of the value of the shares and their rights in the amount capitalized, or as full payment of shares to be issued upon the exercise of warrants on a net issuance basis. The Board may also use such investment sum or property or any part thereof for the aforesaid Shareholders for full payment of those shares not issued, in proportion to such shares of the Company’s capital issued and held by such Shareholders, or use such investment sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution the Board may organize the distribution as it deems desirable. They shall particularly be permitted to determine the value of the property or investment for the purpose of distribution of all fully paid up shares, to pay money to any such Shareholder according to the value determined in this manner in order to coordinate and adjust the Shareholders’ rights. The Board shall also be permitted to decide that parts with a value of less than one New Israel Shekel shall not be taken into account in order to adjust the rights of all parties, to give all such shares, cash or property to trustees to hold in escrow for such persons entitled to part of the allocation and the distribution in accordance with and against such securities as the Board deems desirable.

ACCOUNTS AND AUDIT

121.	The Board shall cause accounting records to be kept in accordance with applicable law. The books of account shall be kept at the Office, or at such other place or places as the Board shall deem fit (either within the State of Israel or elsewhere in the world) and shall be open for inspection by directors. No Shareholder (not being a director) shall have any right to inspect any account or book or document of the Company, except as conferred by applicable law or as authorized by the Board or a resolution of the Company’s General Meeting.

122.	At least once every fiscal year, the accounts of the Company shall be examined and audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

123.	The appointment, authorities, rights and duties of the Auditors shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the Auditors, the Company’s General Meeting may, act (and in the absence of any action in connection therewith, shall be deemed to have so acted) to authorize the Board to fix such remuneration, subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such Auditors.

NOTICES

124.	Subject to the Law, notice to a Shareholder may be served, as general notice to all Shareholders, by publication in one of the daily Hebrew newspapers appearing in Israel and in one daily English language newspaper appearing in the City of New York, and otherwise in such manner as may be required under the Law, but in place of the publication of general notice as aforesaid, notice may be served on each Shareholder individually or by hand or by post to the registered address of each Shareholder. The date of such publication in the newspaper shall be deemed to be the date of service on all Shareholders. A notice served on a Shareholder not sent by post but left at the Shareholder’s registered address shall be deemed duly served on the day it was left there. A notice served on a Shareholder through the post shall be deemed duly served on the third day following the day when the envelope containing it was posted. Proof that an envelope containing a notice was properly addressed, stamped and posted shall be conclusive evidence that notice was given.

125.	A notice may be given by the Company to the joint holders of a share by giving notice to the joint holder named in the Register in respect of the shares.

126.	Subject to the Law, where a given number of days’ notice extending over any period is required to be given, the day of service shall be counted in such number of days or other period.

127.	Any Shareholder whose address is not contained in the Register and who shall not have designated in writing an address for receipt of notices shall not be entitled to receive any notice from the Company.

128.	Apart from the publication of any advertisement in the press, as mentioned in Article 124, a person entitled to a share in consequence of the death or bankruptcy of a Shareholder upon supplying to the Company such evidence as the Board may reasonably require as evidence of his title to the share, and upon supplying also an address in Israel or the United States for the service of notices, shall be entitled to have served upon or delivered to him at such address any notice or document to which the Shareholder but for his death or bankruptcy would be entitled, and such service or delivery shall for all purposes be deemed to be sufficient service for delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any Shareholder shall, notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company shall have notice of his death or bankruptcy, be deemed to have been duly served or delivered in respect of any share registered in the name of such Shareholder as sole or first-named joint holder.

129.	Any notice or other document (including, but not limited to, a share certificate) may be served or delivered by the Company to the Shareholders listed in the Register as it stands at any time, as may be determined by the Board from time to time, provided that the date so determined by the Board shall not be more than fifteen (15) days prior to the date of posting (where the notice or other document is posted) or otherwise not more than fifteen (15) days before the date of service. No change in the Register after the time determined by the Board shall invalidate any such service or delivery. Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the Register, has been duly given, or deemed to be duly given to the person from whom he received or became entitled to receive the share.

INSURANCE AND INDEMNITY OF OFFICERS

130.	Subject to the provisions of the Law with regard to such matters:

130.1.	the Company may enter into a contract for the insurance of all or part of the liability of an Office Holder with respect to an obligation imposed on such Office Holder due to an act performed by him in his capacity as an Office Holder of the Company arising from any of the following:

130.1.1.	a breach of his duty of care to the Company or to another person;

130.1.2.	a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

130.1.3.	a financial liability imposed on such Office Holder in favor of another person;

130.2.	(a) the Company may undertake, in advance, to indemnify, or may indemnify, an Office Holder in respect of, a liability or expense (as referred to in subparagraph 130.2(b) below) that may be imposed on such Office Holder (due to an act performed by him in his capacity as an Office Holder):

(1)	that arises from those types of events which the Board deems to be forseeable, and limited to those amounts determind by the Board to be reasonable under the circumstances; or

(2)	that arises from an event that took place prior to the Company’s giving such indemnity;

(b) the liability and expense referred to in sub-paragraph 130.2(a) above are as follows:

(1)	a financial liability imposed on an Office Holder in favor of another person by a court judgment, including a compromise judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(2)	reasonable litigation expences, including attorneys’ fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings instituted against him by the Company or in its name or by any other person or in a criminal charge from which he was acquitted or in a criminal charge in which he was convicted for a criminal offense that does not require proof of criminal thought (as such term is defined by the Penal Law, 5737-1977);

130.3.	the Company may release exculpate and exempt, in advance, all or part of an Office Holder’s liability to the Company for damage which arises from the breach of his duty of care to the Company (as such term is understood by Sections 252 and 253 of the Law).

(iv)	The provisions of Articles 130.1, 130.2 and 130.3 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board or in such manner as may be required by the Law.

WINDING UP

131.	WINDING UP

131.1.	Subject to Article 131.2 below, if the Company is wound up, then subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the members shall be distributed to them in proportion to the respective holdings of the shares in respect of which such distribution is being made.

131.2.	Notwithstanding Article 131.1 to the contrary, in the event of any liquidation, dissolution or winding up of the Company, the Preferred Shares will entitle their holders to receive (from assets and funds legally available for distribution to the shareholders), and prior to the pro-rata distribution to all the Ordinary Shares of the Company, per each such Preferred Share, an amount equal to the Preferred Shares Adjusted Issue Price (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares) (the “Preferred Shares Liquidation Preference”). Following such distribution of the Preferred Shares Liquidation Preference to the holders of Preferred Shares, the Preferred Shares shall not participate in the distribution of the remaining assets to the shareholders of the Company and their holders shall not be entitled to any additional distributions.

131.3.	In case of a Deemed Liquidation, the assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of all Ordinary Shares (including the Ordinary Shares issued upon the automatic conversion of the Preferred Shares, as set forth in these Articles) in proportion to their relative holdings in the Company, provided however that the Ordinary Shares that resulted from the conversion of the Preferred Shares shall entitle their holders to a minimum price per share equal to the Preferred Shares Liquidation Preference.